UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                           Holopak Technologies, Inc.
                        --------------------------------
                                (Name of Issuer)

                                  Common Stock
                        ---------------------------------
                         (Title of Class of Securities)

                                    436451108
                         ------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 12 Pages

CUSIP No. 436451108                    13G                  Page 2 of 12 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       President and Fellows of Harvard College

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts
--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            112,500 Shares
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            --
                    -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             112,500 shares
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                         --
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       112,500 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           |_|
       CERTAIN SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.0%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       EP

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Pages 2 of 12 Pages

                                  SCHEDULE 13G

Item 1(a)      Name of Issuer:

                    Holopak Technologies, Inc.

     1(b)      Address of Issuer's Principal Executive Offices:

                    9 Cotters Lane
                    East Brunswick, NJ 08816

Item 2(a)      Name of Person Filing:

                    President and Fellows of Harvard College

     2(b)      Address of Principal Business Office or, if none,

                    c/o Harvard Management Company, Inc.
                       600 Atlantic Avenue
                       Boston, MA 02210

     2(c)      Citizenship:

                    Massachusetts

     2(d)      Title of Class of Securities:

                    Common Stock

     2(e)      CUSIP Number:

                    436451108

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):

                    The reporting person is an Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund.

Item 4(a)      Amount beneficially owned:

                    112,500 shares

     4(b)      Percent of Class:

                    4.0%

     4(c)      Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
                          112,500 shares

               (ii) shared power to vote or to direct the vote:

                                     ------

               (iii)sole power to dispose or to direct the disposition of:

                    112,500 shares


                              Pages 3 of 12 Pages

               (iv) shared power to dispose or to direct the disposition of:

                                     ------

Item 5         Ownership of Five Percent or less of a Class:

                    This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6         Ownership of more than Five Percent on behalf of another person:

                       Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:

                       Not Applicable.

Item 8         Identification and Classification of Members of the Group:

                       Not Applicable.

Item 9         Notice of Dissolution of Group:

                       Not Applicable.

Item 10        Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

               After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                     PRESIDENT AND FELLOWS OF HARVARD COLLEGE

                                      By: /s/  Verne O. Sedlacek
                                         --------------------------------------
                                         Name:   Verne O. Sedlacek
                                         Title:    Authorized Signatory

February 12, 1997

Pursuant to Rule 101(a)(2)(ii) of Regulation S-T, attached hereto as exhibits to this Schedule 13G-A are copies of the initial 13G and all amendments thereto.


                              Pages 4 of 12 Pages

                                                                       Exhibit A

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G-A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                           Holopak Technologies, Inc.
                         ------------------------------

                                (Name of Issuer)

                                  Common Stock
                          ----------------------------
                         (Title of Class of Securities)

                                    436451108
                                -----------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement |X| (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Pages 5 of 12 Pages

CUSIP No. 436451108                    13G                  Page 6 of 12 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       President and Fellows of Harvard College

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            300,000 Shares
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            --
                    -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             300,000 shares
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                         --
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
       CERTAIN SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.02%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       EP

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Pages 6 of 12 Pages

                                  SCHEDULE 13G

Item 1(a)      Name of Issuer:

                    Holopak Technologies, Inc.

     1(b)      Address of Issuer's Principal Executive Offices:

                    9 Cotters Lane
                    East Brunswick, NJ 08816

Item 2(a)      Name of Person Filing:

                    President and Fellows of Harvard College

     2(b)      Address of Principal Business Office or, if none,

                    c/o Harvard Management Company, Inc.
                       600 Atlantic Avenue
                       Boston, MA 02210

     2(c)      Citizenship:

                    Massachusetts

     2(d)      Title of Class of Securities:

                    Common Stock

     2(e)      CUSIP Number:

                    436451108

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):

                    The entity filing is a Massachusetts educational corporation.

Item 4(a)      Amount beneficially owned:

               300,000 shares

     4(b)      Percent of Class:

                 9.02%

     4(c)      Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
                      300,000 shares


                              Pages 7 of 12 Pages

               (ii) shared power to vote or to direct the vote:

                                     ------

               (iii) sole power to dispose or to direct the disposition of:

                    300,000 shares

               (iv) shared power to dispose or to direct the disposition of:

                                     ------

Item 5         Ownership of Five Percent or less of a Class:

                    Not Applicable.

Item 6

               Ownership of more than Five Percent on behalf of another person:

                    Not Applicable.

Item7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:

                    Not Applicable.

Item 8         Identification and Classification of Members of the Group:

                    Not Applicable.

Item 9         Notice of Dissolution of Group:

                    Not Applicable.

Item 10        Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                  PRESIDENT AND FELLOWS OF HARVARD COLLEGE

                                  By: /s/ Verne O. Sedlacek
                                     -------------------------------------
                                  Name:   Verne O. Sedlacek
                                  Title:    Authorized Signatory

February 10, 1993


                              Pages 8 of 12 Pages

                                                                       Exhibit B

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G-A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           Holopak Technologies, Inc.

                                (Name of Issuer)

                                  Common Stock

                         (Title of Class of Securities)

                                    436451108

                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement |X| (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Pages 9 of 12 Pages

CUSIP No. 436451108                    13G                  Page 10 of 12 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       President and Fellows of Harvard College

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                  (b) |_|

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            260,000 Shares
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            --
                    -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             260,000 shares
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                         --
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       260,000 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         |_|
       CERTAIN SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       EP

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Pages 10 of 12 Pages

                                  SCHEDULE 13G

Item 1(a)      Name of Issuer:

                    Holopak Technologies, Inc.

     1(b)      Address of Issuer's Principal Executive Offices:

                    9 Cotters Lane
                    East Brunswick, NJ 08816

Item 2(a)      Name of Person Filing:

                    President and Fellows of Harvard College

     2(b)      Address of Principal Business Office or, if none,

                    c/o Harvard Management Company, Inc.
                       600 Atlantic Avenue
                       Boston, MA 02210

     2(c)      Citizenship:

                    Massachusetts

     2(d)      Title of Class of Securities:

                    Common Stock

     2(e)      CUSIP Number:

                    436451108

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):

                    The reporting person is an Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund.

Item 4(a)      Amount beneficially owned:

               260,000 shares

     4(b)      Percent of Class:

                 7.4%

     4(c)      Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

                       260,000 shares

               (ii) shared power to vote or to direct the vote:

                                     ------

               (iii) sole power to dispose or to direct the disposition of:

                       260,000 shares

               (iv) shared power to dispose or to direct the disposition of:

                                     ------

Item 5         Ownership of Five Percent or less of a Class:

                    Not Applicable.

Item 6

               Ownership of more than Five Percent on behalf of another person:

                    Not Applicable.

Item7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:

                    Not Applicable.

Item 8         Identification and Classification of Members of the Group:

                    Not Applicable.

Item 9         Notice of Dissolution of Group:

                    Not Applicable.

Item 10        Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                  PRESIDENT AND FELLOWS OF HARVARD COLLEGE

                                  By: /s/ Verne O. Sedlacek
                                     -------------------------------------
                                  Name:   Verne O. Sedlacek
                                  Title:    Authorized Signatory

February 10, 1993


                              Pages 12 of 12 Pages